Exhibit 99.1

COMPUTER SOFTWARE INNOVATIONS, INC.

1661 E. Main Street, Suite A

Easley, SC 29642

June 30, 2005

RBC Centura Bank

531 South Main Street, 2nd Floor

Greenville, SC 29601

Attention: Mr. Charles Arndt

Re:	Loan Agreement (Revolving Line of Credit) (the “Loan Agreement”)

Dated March 14, 2005 between

RBC Centura Bank (the “Bank”) and

Computer Software Innovations, Inc. (“CSI”)

Dear Mr. Arndt:

This letter is being provided to you in connection with the above-referenced Loan Agreement between the Bank and CSI. Under Article VIII of the Loan Agreement and the Bank’s Commitment Letter to CSI dated February 22, 2005 (the “Commitment Letter”), CSI agreed to observe certain financial covenants, including, but not limited to, a covenant that at the closing of the Revolving Line of Credit under the Loan Agreement, CSI would have a minimum tangible net worth of $600,000, inclusive of subordinated debt to CSI shareholders, specifically subordinate to the Bank (the “Net Worth Covenant”).

In a previous letter to you dated May 19, 2005, we indicated that we had been advised by our accountants that due to the classification of certain outstanding warrants to Barron Partners, LP, CSI was perhaps out of compliance with the Net Worth Covenant under the Loan Agreement and the Commitment Letter. By way of background, in February of 2005, CSI issued 7,217,736 warrants to Barron Partners, LP as part of a preferred stock financing. The warrants have a term of five years. CSI used a fair value option pricing model to value the stock warrants. Pursuant to EITF00-19, “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in, a Company’s Own Stock,” the value of these warrants has been recorded as a liability in the current liability section of the consolidated balance sheet until CSI has obtained an effective registration statement for the warrants. Upon completion of the registration statement, the value of the shares may be recorded as additional paid-in capital. Due to this accounting treatment, pending completion of the registration statement, CSI’s tangible net worth as reflected in its quarterly unaudited financial statements of March 31, 2005 is less than $600,000.

Our counsel is in the process of completing the registration statement which we anticipate will resolve this issue in the third quarter of 2005. We are also in negotiations with Barron to modify the warrant related provisions which triggered the unanticipated accounting treatment of the warrants described above. In light of the foregoing, we respectfully request that the Bank extend its waiver of current compliance with the aforementioned Net Worth Covenant. In consideration of this waiver extension, CSI agrees with the Bank that it shall be required to comply with the Net Worth Covenant by August 31, 2005 and, except as otherwise specifically provided in the Loan Agreement or the Commitment Letter, to thereafter maintain a minimum net worth of $600,000, inclusive of subordinated debt to CSI shareholders through the term of the Loan, tested on a quarterly basis.

If the foregoing request for an extension of the waiver of compliance with the Net Worth Covenant until August 31, 2005 is acceptable to the Bank, please so indicate by signing below and returning a copy of this letter to me. Thank you in advance for your cooperation and attention to this matter. Please call me if you have any questions concerning the foregoing.

Yours very truly,

/s/ Nancy K. Hedrick
Nancy K. Hedrick President and CEO

ACCEPTED AND AGREED TO

this 30th day of June, 2005.

RBC Centura Bank

By:	/s/ Charles Arndt
Charles Arndt
Market Executive-South Carolina Markets